Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Kate Thompson/ Lyle Weston 212-355-4449
Compass Diversified Announces Sale of Liberty Safe

WESTPORT, Conn., July 19, 2021 -- Compass Diversified (NYSE: CODI) (“CODI”), an owner of leading middle market businesses, today announced it has entered into a definitive agreement to sell its majority owned subsidiary, Liberty Safe Holding Corporation, the parent company of Liberty Safe and Security Products, Inc. ("Liberty" or “the Company”), to an affiliate of Monomoy Capital Partners (“Monomoy”), a middle market private investment firm which invests in the debt and equity of manufacturing, distribution and consumer product businesses. Under the terms of the Agreement, Liberty will be sold to Monomoy for approximately $147.5 million in cash, subject to certain adjustments based on matters such as the working capital and cash and debt balances at the time of the closing.
CODI expects to realize a gain on the sale of Liberty of approximately $75 million to $85 million. Net proceeds will be used for general corporate purposes and to fund the previously announced special distribution of $0.88 per common share in connection with CODI’s anticipated tax reclassification which is expected to be effective later this quarter or early in the fourth quarter of this year.
“We are incredibly proud of Liberty’s status today as a leading brand, with a loyal consumer base and extensive dealer network,” said Elias Sabo, CEO of Compass Diversified Holdings. “Together with the talented Liberty team, we have made transformative investments to scale the business through expanded manufacturing capabilities and a unique e-commerce infrastructure that we believe will position the Company for continued success. This outcome is a testament to both the forward-looking vision of the Liberty team and CODI’s permanent capital structure, which allows us the flexibility to take a long-term approach to value creation within our subsidiaries.”
Stephen Allred, CEO of Liberty Safe and Security Products, said, “Today’s announcement is the culmination of a journey that began in 2010. With CODI’s partnership, Liberty is now an industry leading, national brand for American-made safes with world-class manufacturing capabilities. We believe Liberty is well positioned for long term success as it continues to serve its customers with the highest quality and most reliable products in the industry, and we thank CODI for their support over the past decade.”

The closing of this transaction is subject to customary terms and conditions, including regulatory approval, and is expected to occur by the end of August 2021.
Lincoln International LLC acted as financial advisor and Squire Patton Boggs (US) LLP acted as legal counsel to CODI. Ropes & Gray LLP acted as legal advisor to Monomoy.

About Compass Diversified (“CODI”)

CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of dial-based fit systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby)

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•	The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations related to the sale of

Liberty. Words such as "believes," "expects," “anticipates,” “intends,” "projects," “assuming,” and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, including, but not limited to, risks associated with the disposition of Liberty generally, such as the inability to obtain, delays in obtaining, or the imposition of burdensome conditions imposed in connection with obtaining regulatory approval and the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement entered into for the disposition of Liberty. Certain other factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.